Exhibit 10(c)

AMENDED AND RESTATED
SUPPLEMENT
TO THE
FPL GROUP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AS IT APPLIES TO
LEWIS HAY, III

        Section 1.    Adoption of Supplement; Relationship with Provisions of the Plan. Section 5.03 of the FPL Group, Inc. Supplemental Executive Retirement Plan as amended and restated effective January 1, 2005 (the "Plan") authorizes an Employer, with the approval of the Committee, to adopt supplements that modify or add to the terms of the Plan. Pursuant to this authority the Board of Directors of FPL Group, Inc., with the approval of the Committee, adopts this Amended and Restated Supplement to the Plan (the "Supplement"), which is incorporated by this reference and forms a part of the Plan. In the event of any ambiguity between the provisions of this Supplement and those of the Plan, the provisions of the Plan shall supersede the provisions of this Supplement to the extent of such ambiguity. This Supplement, which is a restatement of the predecessor Supplement with Lewis Hay, III dated March 22, 2002 ("Prior Supplement"), provides that benefits earned under the Prior Supplement are grandfathered and not subject to Code Section 409A, while benefits earned under the Supplement are subject to Code Section 409A, as set forth in the Plan.

        Section 2.    Applicability and Effective Date of this Supplement. The provisions of this Supplement shall only apply to Lewis Hay, III (the "Participant"). This Supplement shall be effective as of January 1, 2005 (the "Effective Date").

        Section 3.    Definitions. All of the capitalized terms used in this Supplement shall have the meanings assigned to them in the Plan, unless otherwise explicitly defined in this Supplement. The following terms when used in this Supplement shall have the following meanings:

                (a)    "Accrual Fraction" shall mean a fraction (not exceeding 1), the numerator of which is the Participant's years of service for benefit accrual purposes as of any Date of Determination, as determined under the terms of the Pension Plan, and the denominator of which is 15.

                (b)    "Date of Determination" shall mean the date on which the Participant's benefit is computed under the terms of this Supplement.

                (c)    "Early Retirement Age" shall mean the later of (i) the date the Participant attains age 55 or (ii) the date he completes at least ten (10) years of service for benefit accrual purposes, as determined under the terms of the Pension Plan.

                (d)    "Early Retirement Date" shall mean the first day of the month coincident with or immediately following the date the Participant's employment with the Employer is terminated for any reason (other than as a result of Disability or death), which termination must occur on or after attaining Early Retirement Age.

                (e)    "Final Average Pay" shall mean the average of the Participant's Bonus Compensation for the three (3) consecutive calendar year periods out of the four (4) consecutive calendar year periods ending with the calendar year in which the Date of Determination occurs that results in the highest average.

                (f)    "Minimum Benefit" shall mean the annual pension amount, payable to the Participant in the Normal Form of Benefit and commencing as of the Date of Determination, equal to 50% of the Participant's Final Average Pay. In determining this benefit, it is intended that the Minimum Benefit not be prorated by applying the Accrual Fraction.

                (g)    "Normal Form of Benefit" shall mean a joint and 50% survivor annuity if the Participant is married at the time benefits under this Supplement first commence, and a single life annuity if the Participant is unmarried as of such time.

                (h)    "Normal Retirement Age" shall mean the date the Participant attains age 65.

                (i)    "Normal Retirement Date" shall mean the first day of the month coincident with or immediately following Normal Retirement Age.

                (j)    "Other Pension Benefits" shall mean the sum of the annual amounts payable to the Participant as of the Date of Determination under the Pension Plan and the Supplemental Pension Benefit, both expressed in the Normal Form of Benefit.

                (k)    "Total Benefit" shall mean the annual pension amount, payable to the Participant in the Normal Form of Benefit and commencing as of the Date of Determination, equal to 65% of the Participant's Final Average Pay, multiplied by the Accrual Fraction as of such Date of Determination. In no event, however, shall the Total Benefit be less than the Minimum Benefit as of such Date of Determination.

        Section 4.    Benefits.

                (a)    Normal Retirement Benefit. If the Participant's employment with the Employer is terminated for any reason (other than as a result of his death) upon attaining Normal Retirement Age, he shall be entitled to a normal retirement benefit. The normal retirement benefit shall be equal to the difference, if any, between (i) the Participant's Total Benefit, and (ii) the Participant's Other Pension Benefits.

                (b)    Early Retirement Benefit. If the Participant's employment with the Employer is terminated for any reason (other than as a result of Disability or death) on or after attaining Early Retirement Age, but prior to his Normal Retirement Age, he shall be entitled to an early retirement benefit. The early retirement benefit shall be equal to the normal retirement benefit set forth in Subsection (a), except that the Participant's Total Benefit shall be actuarially reduced for early distribution in accordance with the provisions of Subsection (h).

                (c)    Late Retirement Benefit. If the Participant's employment with the Employer is terminated for any reason after attaining Normal Retirement Age, he shall be entitled to a late retirement benefit. The late retirement benefit shall be equal to the greater of (i) the normal retirement benefit set forth in Subsection (a), except that the Participant's Total Benefit shall be adjusted to reflect an increase in the Participant's Final Average Pay after his Normal Retirement Date, or (ii) the normal retirement benefit set forth in Subsection (a), determined as of the Normal Retirement Date, except that the Participant's Total Benefit shall be actuarially increased for late distribution in accordance with provisions of Subsection (h).

                (d)    Termination of Employment Before Early Retirement Age. If the Participant's employment with the Employer is terminated for any reason (other than as a result of Disability or death) prior to attaining Early Retirement Age and he is vested in accordance with Section 5 hereof in the benefits provided under this Supplement, the Participant shall be entitled to a vested benefit. The vested benefit shall be equal to the normal retirement benefit set forth in Subsection (a), except that the Participant's Total Benefit shall be actuarially reduced for early distribution in accordance with the provisions of Subsection (h). The vested benefit shall commence as of the first day of the month following the date of termination of employment.

                (e)    Pre-Retirement Disability Benefit. If, prior to attaining Normal Retirement Age, the Participant's employment with the Employer is terminated on account of Disability, he shall be entitled to a pre-retirement disability benefit. The pre-retirement disability benefit shall be equal to the normal retirement benefit set forth in Subsection (a), except that the Participant's Total Benefit shall be actuarially reduced for early distribution in accordance with the provisions of Subsection (h). The pre-retirement disability benefit shall commence as of the first day of the month following the date of termination of employment.

                (f)    Death Benefit. If the Participant dies prior to commencement of a normal retirement benefit, early retirement benefit, late retirement benefit, deferred benefit or pre-retirement disability benefit, the Participant's Beneficiary will be entitled to a death benefit. The death benefit shall be equal to the normal retirement benefit set forth in Subsection (a), except that the Participant's Total Benefit shall be actuarially reduced for early distribution in accordance with the provisions of Subsection (h). If the Participant dies upon attaining his Normal Retirement Age, the death benefit shall be equal to the normal retirement benefit set forth in Subsection (a). If the Participant dies after attaining his Normal Retirement Age, the death benefit shall be equal to the late retirement benefit set forth in Subsection (c). Such benefit shall commence as of the first day of the month following the date of the Participant's death.

                (g)    No Duplication of Benefits. Notwithstanding the foregoing provisions of this Section 4, as between the Plan and this Supplement, there shall be no duplication of benefits.

                (h)    Actuarial Adjustments. To determine an actuarial equivalent benefit under this Supplement (other than the determination of Other Pension Benefits as described in Section 3(j)), the following interest and mortality assumptions shall be used:

                        (1)    Adjustments Where Benefit Begins Before Normal Retirement Age.

                               (A)    If distribution of the Participant's benefit under this Supplement begins before the Participant's Normal Retirement Age but on or after the Participant's attainment of age 55, then the benefit under this Supplement shall be actuarially reduced in accordance with Section 3.04(a) of the Plan.

                               (B)    If distribution of a Participant's benefit under this Supplement begins before the date the Participant attains age 55, then the benefit under this Supplement shall be reduced by (i) first reducing the benefit to the amount of benefit payable at age 55 in accordance with Section 4(h)(1)(A) above, and (ii) then further reducing that benefit amount by 3% per year for each year by which the Participant's benefit commencement date precedes age 55. Such reductions shall be interpolated to reflect the Participant's age to the nearest month.

                               (C)    Any decrease in the benefit determined in accordance with this Subsection (h)(1) shall not reflect any mortality decrement to the extent the provisions of this Supplement do not forfeit benefits upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement shall be taken into account.

                        (2)    Adjustments Where Benefit Begins After Normal Retirement Age. If distribution of the Participant's benefit under this Supplement begins after the Participant's Normal Retirement Age, then the late retirement benefit described in Section 4(c)(ii) of this Supplement shall be actuarially increased in accordance with Section 3.04(a) of the Plan. To the extent that benefits will not be forfeited upon the death of the Participant, mortality between a Participant's Normal Retirement Age and the age at which benefits commence shall be ignored.

        Section 5.    Vesting of Benefits. The benefits to be provided under this Supplement shall vest in accordance with Section 3.02 of the Plan.

        Section 6.    Right to Amend or Terminate this Supplement. The powers reserved to Corporate Officers and the Committee with respect to amendment and termination of the Plan (i.e., Article V of the Plan) shall apply with equal force to this Supplement.

        Section 7.    Prior Supplement Benefit Grandfathered from Code Section 409A. The benefit provided under this Supplement shall be subject in all respects to the provisions of the Plan as amended to comply with Code Section 409A. The vested benefit accrued as of December 31, 2004 under the Prior Supplement shall be grandfathered from and not subject to Code Section 409A. Such Prior Supplement benefit shall be calculated, solely for purposes of determining the amount of the benefit subject to such grandfathering, as if the Participant had separated from service as of December 31, 2004. For the avoidance of doubt, nothing in this Section 7 shall affect the amount of the benefits to which the Participant is entitled pursuant to this Supplement or the Prior Supplement.

IN WITNESS WHEREOF, the Board of Directors of FPL Group, Inc. and the Committee have caused this instrument to be executed this 17 day of December, 2008, by their duly authorized officer, effective as of the Effective Date.

FPL GROUP, INC.
By:	/s/ JAMES W. POPPELL

Executive Vice President, Human Resources